EXHIBIT 99.1

News Release

For Immediate Release	Contact: Steven E. Wilson
January 27, 2009	Chief Financial Officer
(800) 445-1347 ext. 8704
United Bankshares, Inc. Announces Earnings
     WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI), announced today earnings for the fourth quarter and year of 2008. Fourth quarter of 2008 earnings were $16.5 million or $0.38 per diluted share, an increase from $16.0 million or $0.37 per diluted share for the fourth quarter of 2007.
     Tax-equivalent net interest income for the fourth quarter of 2008 was $66.4 million, an increase of $1.4 million or 2% from the fourth quarter of 2007. This increase in tax-equivalent net interest income was primarily attributable to an increase of $308.4 million or 4% in average earning assets as average net loans grew $295.5 million or 5% from the fourth quarter of 2007. In addition, the average cost of funds declined 130 basis points for the fourth quarter of 2008 as compared to the fourth quarter of 2007. The decrease in the average cost of funds was due mainly to a decrease in market interest rates. Partially offsetting these increases in net interest income was a decline of 120 basis points in the average yield on earning assets due to the decrease in market interest rates. The net interest margin for the fourth quarter of 2008 was 3.63%, a decrease of 8 basis points from a net interest margin of 3.71% for the fourth quarter of 2007.
     On a linked-quarter basis, United’s tax-equivalent net interest income for the fourth quarter of 2008 decreased $1.2 million or 2% from the third quarter of 2008 due mainly to a decline of 23 basis points in the average yield on earning assets. Average earning assets were relatively flat, increasing $28.4 million or less than 1% for the quarter. Average net loans only grew $46.3 million or 1% for the quarter as the weakened economy reduced loan demand. The slight growth in average net loans was partially offset by a decline in average investment securities of $28.6 million or 2%. The average cost of funds declined 17 basis points for the quarter. The net interest margin for the fourth quarter of 2008 was 3.63% as compared to a net interest margin of 3.71% for the third quarter of 2008.
     For the quarters ended December 31, 2008 and 2007, the provision for credit losses was $12.2 million and $2.6 million, respectively. The increase in the provision for credit losses from the fourth quarter of 2007 was due mainly to increases in nonperforming assets, loan charge-offs and inherent risk factors as a result of the current economic environment. Net charge-offs were $8.0 million for the fourth quarter of 2008 as compared to $2.5 million for the fourth quarter of 2007. Annualized net charge-offs as a percentage of average loans were 0.53% for the fourth quarter of 2008. On a linked-quarter basis, United’s provision for credit losses and net charge-offs increased $5.7 million and $6.3 million, respectively, from the third quarter of 2008.
     Noninterest income for the fourth quarter of 2008 was $19.2 million, an increase of $10.2 million from the fourth quarter of 2007. The increase was mainly due to a before-tax loss of approximately $8.9 million during the fourth quarter of 2007 on the termination of an interest rate swap associated with the prepayment of a

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FHLB advance. Net losses on investment securities were $1.2 million for the fourth quarter of 2008 as compared to net losses of $562 thousand for the fourth quarter of 2007. Net losses on investment securities for the fourth quarter of 2008 included a noncash before-tax other-than-temporary impairment charge of $889 thousand on certain marketable equity securities. Excluding the amounts associated with the interest rate swap termination and security transactions, noninterest income for the fourth quarter of 2008 would have increased $1.9 million or 10% from the fourth quarter of 2007. This increase primarily resulted from an increase of $5.0 million in the fair value of certain derivative financial instruments not in a hedging relationship due to a significant decline in the one-month LIBOR rates during the fourth quarter. A similar amount of expense related to a decline in the fair value of other derivative financial instruments is included in other expense in the income statement. Income from bank owned life insurance policies declined $1.3 million due to a decrease in the cash surrender value. Revenue from trust and brokerage services for the fourth quarter of 2008 declined $749 thousand due mainly to a decrease in the value of the trust assets under management while fees from bankcard services declined $561 thousand due mainly to a decrease in volume from the fourth quarter of 2007.
     On a linked-quarter basis, noninterest income for the fourth quarter of 2008 increased $8.9 million from the third quarter of 2008. Net losses on investment securities were $1.16 million for the fourth quarter of 2008 as compared to net losses of $9.17 million for the third quarter of 2008. As previously mentioned, net losses on investment securities for the fourth quarter of 2008 included a noncash before-tax other-than-temporary impairment charge of $889 thousand on certain marketable equity securities while the third quarter of 2008 included a noncash before-tax other-than-temporary impairment charge of $9.0 million on a corporate debt holding. Excluding the results of security transactions, noninterest income would have increased $843 thousand or 4% due mainly to an increase of $4.4 million in the fair value of certain derivative financial instruments as noted above with a similar amount of expense related to the decline in the fair value of other derivative financial instruments included in other expense. Income from bank owned life insurance policies declined $1.5 million due to a decrease in the cash surrender value. Revenue from trust and brokerage services as well as fees from bankcard services for the fourth quarter of 2008 declined $954 thousand and $563 thousand, respectively, due mainly to a decrease in volume for the quarter.
     Noninterest expense for the fourth quarter of 2008 was $46.6 million, an increase of $1.7 million from the fourth quarter of 2007. Included in the results for the fourth quarter of 2007 were before-tax penalties of approximately $4.3 million to prepay FHLB advances. Excluding the prepayment penalties on FHLB advances, noninterest expense would have increased $6.0 million or 15% due mainly to the previously mentioned increase of $5.0 million in expense due to a decline in the fair value of certain derivative financial instruments not in a hedging relationship. In addition, equipment expense including other real estate owned (OREO) increased $671 thousand due mainly to increased losses as a result of a decline in values associated with OREO properties. Net occupancy expense increased $220 thousand or 5% due mainly to increases in building maintenance and lease expense.
     On a linked-quarter basis, noninterest expense for the fourth quarter of 2008 increased $5.0 million or 12% from the third quarter of 2008 due mainly to the previously mentioned increase of $4.4 million in expense related to a decline in the fair value of certain derivative financial instruments not in a hedging relationship. Equipment expense including OREO increased $1.1 million due mainly to increased losses as a result of a decline in values associated with OREO properties.

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     Earnings for the year of 2008 were $87.0 million or $2.00 per diluted share while earnings for the year of 2007 were $90.7 million or $2.15 per diluted share.
     “The year 2008 was a successful year for our company in many ways,” stated Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “Given the economic environment, United’s financial results for 2008 were solid. While many banking companies reported losses and reduced or suspended dividends, United’s income before income taxes was $123.9 million for the year of 2008 and the dividend of $1.16 per share for 2008 represented the thirty-fifth consecutive year of dividend increases for United shareholders. Results for the year 2008 produced a return on average assets of 1.09% and a return on average equity of 11.12% which compare favorably to our peer group.”
     Tax-equivalent net interest income for the year of 2008 was $267.0 million, an increase of $25.1 million or 10% from the year of 2007. This increase in tax-equivalent net interest income was primarily attributable to a $789.1 million or 12% increase in average earning assets resulting partially from the loan growth mentioned earlier and the July 2007 acquisition of Premier Community Bankshares, Inc. (Premier). Additionally, the average cost of funds for the year of 2008 declined 107 basis points from the year of 2007 due to a decrease in market interest rates and the refinancing of long-term debt during the second and fourth quarters of 2007. However, the average yield on earning assets declined 92 basis points due to the decrease in market interest rates. The net interest margin for the year of 2008 was 3.70%, down 6 basis points from a net interest margin of 3.76% for the year of 2007.
     The provision for credit losses for the year of 2008 was $25.2 million as compared to $5.3 million for 2007. Net charge-offs were $20.3 million for the year of 2008 as compared to $6.6 million for the year of 2007. These higher amounts of provision expense and net charge-offs for 2008 reflected a weakened credit environment due to a deterioration of economic conditions. As of December 31, 2008, the allowances for loan losses and lending-related commitments totaled $63.6 million or 1.06% of loans, net of unearned income, as compared to $58.7 million or 1.01% of loans, net of unearned income at December 31, 2007.
     Noninterest income for the year of 2008 was $67.3 million. Included in noninterest income for the year of 2008 were the noncash before-tax other-than-temporary impairment charges on investment securities totaling $9.9 million and a $917 thousand gain recorded in the first quarter of 2008 related to Visa’s initial public offering and the partial redemption of Visa shares held by United. Noninterest income for the year of 2007 was $57.7 million which included a before-tax loss of $8.1 million on the termination of interest rate swaps associated with the prepayment of FHLB advances. Excluding the results of security transactions and swap terminations, noninterest income for the year of 2008 would have increased $10.8 million or 16% from the year of 2007. This increase primarily resulted from an increase in fees from deposit services of $5.4 million or 16% due mainly to the High Performance Checking program and the Premier acquisition. In addition, revenue from trust and brokerage services grew $1.2 million or 8% for the year of 2008 due to higher volume. Other income increased $5.7 million from the year of 2007 due mainly to an increase of $6.9 million in the fair value of certain derivative financial instruments not in a hedging relationship with a similar amount of expense related to the decline in the fair value of derivative financial instruments included in other expense. Income from bank owned life insurance policies declined $1.3 million due to a decrease in the cash surrender value.

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     Noninterest expense for the year of 2008 was $171.1 million, an increase of $23.1 million from the year of 2007. Results for the year of 2007 included before-tax penalties of $5.1 million to prepay FHLB advances and merger expenses and related integration costs of the Premier acquisition of $1.5 million. Excluding the penalties and merger expenses, noninterest expense would have increased $29.7 million or 21%. Salaries and employee benefits expense increased $9.8 million, net occupancy expense increased $2.3 million and advertising expense increased $1.2 million due mainly to the Premier merger. Equipment expense including OREO increased $1.9 million due mainly to increased losses as a result of a decline in values associated with OREO properties. As mentioned earlier, expense from a decline in the fair value of certain derivative financial instruments not in a hedging relationship increased $6.9 million. Data processing expense increased $1.4 million due to outsourcing of functions, a change in processing procedures as well as the Premier merger. Several other general operating expenses increased due primarily to the Premier merger, none of which were individually significant.
     At December 31, 2008, nonperforming loans were $54.2 million or 0.90% of loans, net of unearned income, up from nonperforming loans of $49.0 million or 0.83% of loans, net of unearned income at September 30, 2008 and $28.3 million or 0.49% of loans, net of unearned income at December 31, 2007, respectively. The increase in nonperforming loans since year-end 2007 is indicative of the decline in economic conditions. These nonperforming loans are not of one particular portfolio, but rather represent several customer segments. Higher unemployment levels, economic fears and declines in real estate values have impacted the performance of both consumer and commercial portfolios. The loss potential on these loans has been properly evaluated and allocated within the company’s allowance for loan losses. Total nonperforming assets of $74.0 million, including OREO of $19.8 million at December 31, 2008, represented 0.91% of total assets which compares favorably to the most recently reported percentage of 1.23% at September 30, 2008 for United’s peer group.
     During the fourth quarter, United’s Board of Directors declared a cash dividend of $0.29 per share. Dividends per share of $1.16 for the year of 2008 represented a 3% increase over the $1.13 per share paid for the year of 2007. The year of 2008 represented the thirty-fifth consecutive year of dividend increases for United shareholders.
     United has consolidated assets of approximately $8.1 billion with 114 full service offices in West Virginia, Virginia, Maryland, Ohio and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.
This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES
FINANCIAL SUMMARY
(In Thousands Except for Per Share Data)

	Three Months Ended		Year Ended
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007

EARNINGS SUMMARY:
Interest income, taxable equivalent	$106,366	$123,261	$444,140	$455,201
Interest expense	39,961	58,271	177,119	213,310
Net interest income, taxable equivalent	66,405	64,990	267,021	241,891
Taxable equivalent adjustment	3,180	4,165	14,229	16,472
Net interest income	63,225	60,825	252,792	225,419
Provision for credit losses	12,207	2,580	25,155	5,330
Noninterest income	19,180	8,982	67,303	57,749
Noninterest expense	46,600	44,916	171,073	147,929
Income taxes	7,079	6,359	36,913	39,235
Net income	16,519	15,952	86,954	90,674

PER COMMON SHARE:
Net income:
Basic	0.38	0.37	2.01	2.16
Diluted	0.38	0.37	2.00	2.15
Cash dividends	$0.29	$0.29	1.16	1.13
Book value			16.97	17.61
Closing market price			$33.22	$28.02
Common shares outstanding:
Actual at period end, net of treasury shares			43,403,891	43,234,726
Weighted average- basic	43,358,278	43,216,077	43,286,894	41,901,422
Weighted average- diluted	43,546,679	43,438,997	43,434,083	42,222,899

FINANCIAL RATIOS:
Return on average assets	0.81%	0.81%	1.09%	1.28%
Return on average shareholders’ equity	8.37%	8.25%	11.12%	12.99%
Average equity to average assets	9.72%	9.87%	9.76%	9.83%
Net interest margin	3.63%	3.71%	3.70%	3.76%

	December 31	December 31	December 31	September 30
	2008	2007	2006	2008

PERIOD END BALANCES:
Assets	$8,102,091	$7,994,739	$6,717,598	$8,095,553
Earning assets	7,267,990	7,167,127	6,082,080	7,261,723
Loans, net of unearned income	6,014,155	5,793,484	4,806,747	5,911,618
Loans held for sale	868	1,270	2,041	718
Investment securities	1,291,822	1,394,764	1,275,470	1,377,677
Total deposits	5,647,954	5,349,750	4,828,192	5,504,471
Shareholders’ equity	736,712	761,199	634,092	773,109